AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of ________________, 2002, by and between EXETER & HAMPTON ELECTRIC COMPANY, a New Hampshire corporation ("E&H"), and CONCORD ELECTRIC COMPANY, a New Hampshire corporation ("CECo").

     WHEREAS, CECo has authorized capital consisting of (1) 250,000 shares of Common Stock, no par value ("CECo Common Stock"), of which 131,745 shares are issued and outstanding and are owned beneficially and of record by Unitil Corporation ("Unitil"); (2) 2,250 shares of non-cumulative preferred stock, with a par value of $100 per shares ("CECo Non-Cumulative Preferred Stock"), of which 2,250 shares are issued and outstanding; and (3) 15,000 shares of cumulative preferred stock, with a par value of $100 per share ("CECo Cumulative Preferred Stock"), of which 2,150 shares are issued and outstanding in a single series designated the "8.70% Series", and the remaining 12,850 shares are undesignated and unissued;

     WHEREAS, E&H has authorized capital consisting of (1) 197,417 shares of Common Stock, with a par value of $5 per share ("E&H Common Stock"), of which 195,000 shares are issued and outstanding and owned beneficially and of record by Unitil, and (2) 25,000 shares of cumulative preferred stock, with a par value of $100 per share ("E&H Cumulative Preferred Stock"), of which a total of 9,704 shares are issued and outstanding in four series as follows, and the remaining 15,296 shares are undesignated and unissued: (a) 840 shares of the Preferred Stock 5% Dividend Series ("E&H 5% Series"), (b) 1,680 shares of the Preferred Stock 6% Dividend Series ("E&H 6% Series"), (c) 3,331 shares of the 8.75% Series ("E&H 8.75% Series"), and (d) 3,853 shares of the 8.25% Series ("E&H 8.25% Series"); and

     WHEREAS, the Board of Directors of each of CECo and E&H deems it advisable to merge E&H with and into CECo (the "Merger") in accordance with the New Hampshire Business Corporation Act ("BCA") and this Agreement;

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (1) E&H shall be merged with and into CECo, said action constituting the "Merger", (2) CECo shall be the corporation surviving the Merger, and (3) the terms and conditions of the Merger, the means of carrying it into effect and the manner of converting shares of capital stock shall be as follows:

                                    ARTICLE 1
                                   THE MERGER

     ss.1.1. Plan of Merger. This Agreement shall constitute a plan of merger between CECo and E&H (CECo and E&H being sometimes referred to herein as the "Constituent Corporations") in accordance with Section 11.01 of the BCA.

     ss.1.2. Articles of Merger. Subject to and in accordance with the provisions of this Agreement, articles of merger complying with Section 11.05 of the BCA (the "Articles of

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Merger") shall be executed by the Constituent Corporations and delivered to the Secretary of State of the State of New Hampshire for filing, as provided in Section 11.05 of the BCA.

     ss.1.3. Merger Time. The Merger shall become effective upon the filing of the Articles of Merger by the Secretary of State of the State of New Hampshire (the effective time of the Merger being herein called the "Merger Time"). At the Merger Time, the separate existence of E&H shall cease and E&H shall be merged with and into CECo, which shall continue its corporate existence as the surviving corporation (CECo, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). CECo, as the Surviving Corporation, shall succeed, without other transfer, to all the rights and property of E&H and shall be subject to all the debts and liabilities of E&H in the same manner as if CECo had itself incurred them. All rights of creditors and all liens upon the property of each of CECo and E&H shall be preserved unimpaired.

     ss.1.4. Appropriate Actions. Prior to, at and after the Merger Time, CECo and E&H, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In case at any time after the Merger Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Merger Time shall take all such further action.

                                   ARTICLE 2
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

     ss.2.1. Conversion and Exchange. At the Merger Time,

          (a) each share of CECo Common Stock issued and outstanding immediately prior to the Merger shall remain issued and outstanding;

          (b) each share of CECo Non-Cumulative Preferred Stock issued and outstanding immediately prior to the Merger, the holder of which does not perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA, shall remain issued and outstanding;

          (c) each share of CECo Cumulative Preferred Stock issued and outstanding immediately prior to the Merger shall remain issued and outstanding;

          (d) all of the shares of E&H Common Stock issued and outstanding immediately prior to the Merger shall, without further action on the part of anyone, be converted into one share, in the aggregate, of CECo Common Stock;

          (e) each share of E&H 5% Series issued and outstanding immediately prior to the Merger, the holder of which does not perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA, shall, without further action on the part of anyone,

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     be converted into one share of a new series of CECo Cumulative
     Preferred Stock to be designated the "5% Series";

          (f) each share of E&H 6% Dividend issued and outstanding immediately prior to the Merger, the holder of which does not perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA, shall, without further action on the part of anyone, be converted into one share of a new series of CECo Cumulative Preferred Stock to be designated the "6% Series";

          (g) each share of E&H 8.75% Series issued and outstanding immediately prior to the Merger, the holder of which does not perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA, shall, without further action on the part of anyone, be converted into one share of a new series of CECo Cumulative Preferred Stock to be designated the "8.75% Series"; and

          (h) each share of E&H 8.25% Series issued and outstanding immediately prior to the Merger, the holder of which does not perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA, shall, without further action on the part of anyone, be converted into one share of a new series of CECo Cumulative Preferred Stock to be designated the "8.25% Series".

     ss.2.2. Dissenters' Rights. The Surviving Corporation shall make all payments required in accordance with the BCA to shareholders of either of the Constituent Corporations who perfect dissenters' rights in accordance with Sections 13.21 and 13.23 of the BCA.

                                   ARTICLE 3
                      ARTICLES OF INCORPORATION AND BYLAWS

     ss.3.1. CECo's Articles of Incorporation. From and after the Merger Time, and until thereafter amended as provided by law, the Articles of Incorporation of CECo, as hereby amended in accordance with ss.3.2 hereof, shall be and continue to be the Articles of Incorporation of the Surviving Corporation.

     ss.3.2. Amendments to CECo's Articles of Incorporation. At the Merger Time, the Articles of Incorporation of CECo shall be amended as follows:

          (a) Amendment to Article I. Article I of CECo's Articles of Incorporation shall be amended by deleting the current text thereof in its entirety, and substituting therefor the following:

                                    Article I

                         The name of the Company shall be Unitil Energy
                    Systems, Inc. and its principal place of business shall be located in Concord in the County of Merrimack in the State of New Hampshire, but the Company may carry on any portion of its business at other

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                    places, either within or without the State of New
                    Hampshire, subject, however, to the laws of said State.

          (b) Amendment to Article I-A. Article I-A of CECo's Articles of Incorporation shall be amended by deleting subdivision 12 thereof in its entirety, and substituting therefor the following new subdivisions 12 through 15:

                         12. The second series of the Cumulative Preferred
                    Stock shall consist of 840 shares of Cumulative Preferred Stock, 5% Series, $100 par value, for which the annual dividend rate is fixed at 5%. In the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation, or upon any redemption and retirement of the whole or any part of the Cumulative Preferred Stock, 5% Series, the premium fixed for the Cumulative Preferred Stock, 5% Series shall be $2.00 per share.

                         13. The third series of the Cumulative Preferred
                    Stock shall consist of 1,680 shares of Cumulative Preferred Stock, 6% Series, $100 par value, for which the annual dividend rate is fixed at 6%. In the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation, or upon any redemption and retirement of the whole or any part of the Cumulative Preferred Stock, 6% Series, the premium fixed for the Cumulative Preferred Stock, 6% Series shall be $3.00 per share.

                         14. The fourth series of the Cumulative Preferred
                    Stock shall consist of 3,331 shares of Cumulative Preferred Stock, 8.75% Series, $100 par value, for which the annual dividend rate is fixed at 8.75%. In the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation, or upon any redemption and retirement of the whole or any part of the Cumulative Preferred Stock, 8.75% Series, there shall be no premium.

                         15. The fifth series of the Cumulative Preferred
                    Stock shall consist of 3,853 shares of Cumulative Preferred Stock, 8.25% Series, $100 par value, for which the annual dividend rate is fixed at 8.25%. In the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation, or upon any redemption and retirement of the whole or any part of the Cumulative Preferred Stock, 8.25% Series, there shall be no premium.

     ss.3.3. CECo's Bylaws. From and after the Merger Time, and until thereafter amended as provided by law, the Bylaws of CECo as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

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                                    ARTICLE 4
                             DIRECTORS AND OFFICERS

     ss.4.1. CECo's Directors and Officers. The persons who are directors and officers of CECo immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Merger Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

                                    ARTICLE 5
                            CONDITIONS TO THE MERGER

     Completion of the Merger is subject to the satisfaction of the following conditions:

     ss.5.1. Shareholder Approval. The principal terms of this Agreement and the transactions provided for herein shall have been approved by holders of capital stock of each of the Constituent Corporations as and to the extent required by their respective organizational documents and the BCA.

     ss.5.2. Regulatory Approvals. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of CECo in connection with the Merger and other related transactions shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.

                                    ARTICLE 6
                            AMENDMENT AND TERMINATION

     ss.6.1. Amendment. The parties to this Agreement, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the shareholders of the Constituent Parties; provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of the Constituent Parties, change any of the principal terms of this Agreement without further approval of such shareholders.

     ss.6.2. Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time by the mutual written consent of the parties hereto.

                                    ARTICLE 7
                                  MISCELLANEOUS

     ss.7.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire.

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     IN WITNESS WHEREOF, CECo and E&H have each caused this Agreement to be executed by its respective officer thereunto duly authorized as of the date first written above.

EXETER & HAMPTON ELECTRIC COMPANY           CONCORD ELECTRIC COMPANY


By:_________________________________        By:_________________________________
   Name:                                       Name:
   Title:                                      Title: